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
------------------------------      UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -------------------------------------
            FORM 3                               WASHINGTON, D.C.  20549                               OMB APPROVAL
------------------------------                                                              -------------------------------------
                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES    OMB Number:                 3235-0104
                                                                                            Expires:             January 31, 2005
                                                                                            Estimated average burden
                                                                                            hours per response . . . . . . . .0.5
                                                                                            -------------------------------------
                               FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE
                                    ACT OF 1934, SECTION 17(a) OF THE PUBLIC UTILITY
                                   HOLDING COMPANY ACT OF 1935 OR SECTION 30(h) OF THE
(Print or Type Responses)                    INVESTMENT COMPANY ACT OF 1940
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
1.  Name and Address of Reporting Person*   2. Date of Event Re-   4. Issuer Name AND Ticker or Trading
                                               quiring Statement      Symbol
                                               (Month/Day/Year)
Schwedes     Randall          E.                                      Gardner Denver, Inc. (GDI)
-------------------------------------------     2/25/03           -----------------------------------------------------------------
(Last)       (First)       (Middle)        ----------------------- 5. Relationship of Reporting Person(s)  6. If Amendment, Date of
                                            3. I.R.S. Identifi-       to Issuer                               Original
                                               cation Number of       (Check all applicable)                  (Month/Day/Year)
Gardner Denver, Inc.                           Reporting Person,      __ Director        __ 10% Owner
1800 Gardner Expressway                        if an entity            x Officer (give   __ Other (specify
-------------------------------------------    (voluntary)            -- title below)       below)        -------------------------
                 (Street)                                                                                  7.  Individual or Joint/
                                                                      Treasurer                                Group Filing (Check
                                                                  ------------------------                     Applicable Line)
                                                                                                             x Form filed by One
                                                                                                            ---Reporting Person
                                                                                                               Form filed by More
                                                                                                            ---than One Reporting
Quincy           IL          62301                                                                             Person
-------------------------------------------
  (City)       (State)       (Zip)
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

                                       TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
1. Title of Security         2. Amount of Securities       3. Ownership Form:          4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                   Beneficially Owned            Direct (D) or               (Instr. 5)
                                (Instr. 4)                    Indirect (I)
                                                              (Instr. 5)
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Common Stock                        459                            D
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                                    541(1)                         I                       401(k) and Excess Plan
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
                         TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS,
                                                  OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  2. Date Exercisable  3. Title and Amount of Securities  4. Conver-    5. Owner-      6. Nature of Indirect
   Security (Instr. 4)     and Expiration       Underlying Derivative Security     sion or       ship           Beneficial
                           Date                 (Instr. 4)                         Exercise      Form of        Ownership
                           (Month/Day/Year)                                        Price of      Deriv-         (Instr. 5)
                        -------------------------------------------------------    Derivative    ative
                        Date        Expira-          Title        Amount or        Security      Securities:
                        Exer-       tion                          Number of                      Direct
                        cisable     Date                           Shares                        (D) or
                                                                                                 Indirect
                                                                                                 (I)
                                                                                                 (Instr. 5)
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
Explanation of Responses:
(1) Between 4/24/00 and 2/24/03 the reporting person has acquired 541 shares under the Company's Retirement Savings Plan, a 401(k) plan, and the related Supplemental Excess Defined Contribution Plan. The information reported herein is based on a report dated as of 2/24/03 from the Plan's recordkeeper, JP Morgan/American Century.


        /s/ Randall E. Schwedes                       February 25, 2003
-------------------------------------------     ------------------------------
      **Signature of Reporting Person                       Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see
      Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

                                POWER OF ATTORNEY

                  Know all by these presents, that the undersigned hereby constitutes and appoints Tracy D. Pagliara the undersigned's true and lawful attorney-in-fact to:

                  (1) Execute for and on behalf of the undersigned, in the undersigned's capacity as an officer of Gardner Denver, Inc. (the "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

                  (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

                  (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

                  The undersigned hereby grants such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocations, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                  This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 or 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

                  IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed this 26th day of February, 2003.
                             ----



                                          /s/Randall E. Schwedes
                                          -------------------------------
                                          Randall E. Schwedes